Exhibit 5.1
                           Law Offices
                          McAfee & Taft
                   A Professional Corporation
                10th Floor, Two Leadership Square
                       211 North Robinson
               Oklahoma City, Oklahoma 73102-7103
                         (405) 235-9621
                       Fax (405) 235-0439
                    http://www.mcafeetaft.com

                        October 10, 2000

Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma  73102

Ladies and Gentlemen:


     Reference is made to your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission today with respect to 4,000,000 shares of common stock, $0.10 par value per share (the "Common Stock") to be issued pursuant to the Devon Energy Corporation 1997 Stock Option Plan (the "Plan").

     We have examined your corporate records and made such other investigations as we deemed appropriate for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that:

1. Devon Energy Corporation (the "Company") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

2. The issuance of the Common Stock has been duly authorized by appropriate corporate action on behalf of the Company.

3. When issued pursuant to the Plan, the Common Stock will be validly issued, and will be fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned Registration Statement.

                              Very Truly Yours,

                              McAFEE & TAFT A PROFESSIONAL
                              CORPORATION

                              McAfee & Taft A Professional
                              Corporation